Filed Pursuant To Rule 433

Registration No. 333-209926

January 18, 2017

SPDR® ETF Options Report

December, 2016

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
SPY	SPDR S&P500 ETF Trust	82,262,568	2,190,183	943,149	1,247,034	7,175,852	14,320,460
XLF	Financial Select Sector SPDR Fund	58,809,952	180,873	101,301	79,572	2,376,869	2,841,197
XLU	Utilities Select Sector SPDR Fund	14,017,791	29,951	10,815	19,136	273,738	590,660
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	12,119,156	59,190	30,416	28,774	678,228	1,022,770
XLE	Energy Select Sector SPDR Fund	11,866,276	40,731	20,908	19,823	365,310	675,173
XLP	Consumer Staples Select Sector SPDR Fund	11,612,094	10,304	4,260	6,044	115,178	423,352
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	9,677,184	2,798	677	2,121	70,720	131,999
XLI	Industrial Select Sector SPDR Fund	9,009,335	15,059	5,593	9,466	191,563	417,041
XLK	Technology Select Sector SPDR Fund	8,770,403	17,257	6,824	10,433	132,957	352,450
XLV	Health Care Select Sector SPDR Fund	8,094,598	23,546	15,744	7,802	179,069	210,145
GLD®	SPDR Gold Shares	7,517,741	120,581	69,002	51,579	2,650,552	926,339
KRE	SPDR S&P Regional Banking ETF	6,845,205	14,623	4,348	10,275	92,849	290,773
XRT	SPDR S&P Retail ETF	6,007,268	35,840	8,296	27,544	133,336	227,684
XBI	SPDR S&P Biotech ETF	5,894,521	33,214	20,554	12,660	251,778	302,984
XLY	Consumer Discretionary Select Sector SPDR Fund	5,465,657	8,427	5,066	3,361	108,012	275,374
XLB	Materials Select Sector SPDR Fund	4,621,446	6,057	3,297	2,760	118,088	158,614
XME	SPDR S&P Metals & Mining ETF	4,008,530	12,552	5,489	7,063	73,960	213,691
DIA	SPDR Dow Jones Industrial Average ETF Trust	3,959,617	48,078	27,445	20,633	259,013	282,829
KBE	SPDR S&P Bank ETF	3,139,592	1,611	803	808	28,827	38,046
FEZ	SPDR EURO STOXX 50 ETF	2,174,791	2,518	1,429	1,089	52,922	42,615
XLRE	Real Estate Select Sector SPDR Fund	2,095,745	1,374	258	1,116	3,696	12,278
XHB	SPDR S&P Homebuilders ETF	1,889,129	2,154	464	1,690	44,008	116,152
RWX	SPDR Dow Jones International Real Estate ETF	1,465,339	2	1	1	121	7
MDY	SPDR S&P MidCap 400 ETF Trust	1,438,579	2,566	1,495	1,071	37,563	46,834
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	1,153,652	1	1	—	170	68
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	1,023,482	4	1	3	325	520
RWO	SPDR Dow Jones Global Real Estate ETF	974,953	2	1	1	55	7

Source: Bloomberg as of 1/12/2016.

STATE STREET GLOBAL ADVISORS
SPDR

SPDR® ETF Options Report 2 State Street Global Advisors Ticker     Name 20 Day Average ETF Volume 20 Day Average Total Option Volume 20 Day Average Call Option Volume 20 Day Average Put Option Volume Total Open Interest (Call) Total Open Interest (Put) BWX SPDR Bloomberg Barclays International Treasury Bond ETF 965,066 56 15 41 514 1,001 SDY SPDR S&P Dividend ETF 890,128 110 92 18 4,672 2,530 TFI SPDR Nuveen Bloomberg Barclays Municipal Bond ETF 742,496 1 — 1 99 6 CWI SPDR MSCI ACWI ex-US ETF 619,819 — — — — 28 XES SPDR S&P Oil & Gas Equipment & Services ETF 540,686 219 50 169 1,102 3,332 RWR SPDR Dow Jones REIT ETF 410,820 15 12 3 891 430 HYMB SPDR Nuveen S&P High Yield Municipal Bond ETF 279,515 6 3 3 44 137 XPH SPDR S&P Pharmaceuticals ETF 273,607 37 32 5 969 583 KIE SPDR S&P Insurance ETF 196,074 7 4 3 3,194 888 XAR SPDR S&P Aerospace & Defense ETF 184,909 9 8 1 178 17 DWX SPDR S&P International Dividend ETF 182,299 3 2 1 48 18 GWX SPDR S&P International Small Cap ETF 162,660 3 — 3 1 48 EWX SPDR S&P Emerging Markets SmallCap ETF 129,399 1 — 1 112 77 GNR SPDR S&P Global Natural Resources ETF 113,782 1 — 1 16 13 EDIV SPDR S&P Emerging Markets Dividend ETF 106,184 2 2 — 13 43 XSD SPDR S&P Semiconductor ETF 99,964 12 9 3 205 100 Source: Bloomberg as of 1/12/2016.

State Street Global Advisors ssga.com | spdrs.com | spdrgoldshares.com For investment professional use only. Not for use with the public. State Street Global Advisors, One Lincoln Street, Boston, MA 02111-2900. T: +1 617 664 7727. Important Risk Information This material has been created for informational purposes only and does not constitute investment advice and it should not be relied on as such. It does not take into account any investor’s particular investment objectives, strategies, tax status or investment horizon. There is no representation or warranty as to the current accuracy of, or liability for, decisions made based on this material. All material has been obtained from sources believed to be reliable, but its accuracy is not guaranteed. ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs net asset value. Brokerage commissions and ETF expenses will reduce returns. Because of their narrow focus, sector funds tend to be more volatile than funds that diversify across many sectors and companies. Select Sector SPDR Funds bear a higher level of risk than more broadly diversified funds. All ETFs are subject to risk, including the possible loss of principal. Sector ETFs products are also subject to sector risk and non-diversification risk, which generally results in greater price fluctuations than the overall market. Non-diversified funds that focus on a relatively small number of stocks or countries tend to be more volatile than diversified funds and the market as a whole. Options investing entail a high degree of risk and may not be appropriate for all investors. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. Investing in commodities entails significant risk and is not appropriate for all investors. Important Information Relating to SPDR Gold Trust The SPDR Gold Trust (“GLD®”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust will arrange to send you the prospectus if you request it by calling 866.320.4053. GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time. Investing involves risk, and you could lose money on an investment in GLD. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. When this is distributed electronically, the GLD prospectus is available here. The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data. BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its affiliates, and BARCLAYS®, a trademark and service mark of Barclays Bank Plc, have each been licensed for use in connection with the listing and trading of the SPDR Bloomberg Barclays ETFs. Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto, including for any errors, omissions, or interruptions of any index. Distributor: State Street Global Markets, LLC, member FINRA, SIPC, a wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., a registered broker-dealer, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, and all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc. is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State Street Global Markets, LLC. State Street Global Markets, LLC is the distributor for all registered products on behalf of the advisor. SSGA Funds Management has retained Nuveen Asset Management, LLC as the sub-advisor. State Street Global Markets, LLC is not affiliated with Nuveen Asset Management, LLC. Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully. © 2017 State Street Corporation. All Rights Reserved. ID8514-IBG-22564 0117 Exp. Date: 01/31/2018 SPD001239 SPDR® ETF Options Report Not FDIC Insured – No Bank Guarantee—May Lose Value

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.